                                                                     EXHIBIT 1.2

                       [LETTERHEAD OF RYAN, BECK & CO.]

June 2, 2000

Mr. Charles Pearson
President & Chief Executive Officer
Harris Financial, Inc.
235 North Second Street
Harrisburg, PA 17105

Dear Mr. Pearson:

We are pleased to submit this engagement letter (the "Agreement") which sets out the terms of the proposed engagement between Harris Financial, Inc. (the "Company") and Ryan Beck & Co., Inc. ("Ryan Beck") and Legg Mason Wood Walker, Incorporated. ("Legg Mason") (both together, the "Underwriters") in connection with the proposed sale of common stock (the "Securities") of Harris Financial, Inc. that are held by Harris Financial M.H.C. It is our understanding that the Company wishes Ryan Beck and Legg Mason to be co-managing underwriters of a standby firm commitment underwritten public offering (the "Underwriting") and that Ryan Beck will be the book-running manager and as such, will consult with Legg Mason in the selection of any broker-dealers to serve as members of an underwriting syndicate and/or selling group.

     1.   Stock Offering and Acquisition

     It is our understanding that the Company's proposed sale of Securities will be in connection with the conversion of Harris Financial M.H.C. to stock form and the related subscription offering and community offering and/or underwritten public offering (collectively, the "Offering"). Additionally, upon the closing of the Offering, the Company will simultaneously acquire (the "Acquisition") another depository institution, York Financial Corporation ("York"). The Underwriting will consist of Securities not sold in the subscription and community offerings and not issued to stockholders of York.

     Ryan Beck's services to the Company as financial advisor with respect to the Acquisition are furnished pursuant to an engagement letter dated August 9, 1999. Ryan Beck's services as financial advisor and proxy solicitor regarding the conversion of Harris Financial M.H.C. and

Mr. Charles Pearson
Harris Financial, Inc.
Page 2

selling agent with regard to the subscription and community offerings are furnished pursuant to an engagement letter dated April 7, 2000 ("Subscription Engagement Agreement").

     2.   The Underwriting

     (a) The Securities will be underwritten on a firm commitment basis by the co-managers and any additional underwriters that the co-managers may select. The Underwriters will be granted an over-allotment option of no greater than 15% of the dollar amount of Securities offered in the Underwriting.

     The actual terms of the Underwriting will depend on the outcome of the Underwriters' due diligence investigation and market conditions at the time of the Underwriting, but are expected to be similar to those reflected in the attached preliminary term sheet. The definitive terms will be subject to negotiation between the Company and the Underwriters just prior to the commencement of the Underwriting and will be set forth in a definitive underwriting agreement (the "Underwriting Agreement").

     (b) The Underwriters anticipate that their activities would include the following, as requested from time to time of by the Company:

     i.   Reviewing the proposed transaction;
     ii. Assisting the Company in the Company's determination of appropriate transaction structure;
     iii. Conducting an examination of documents and records pertaining to the Company, interviewing Company personnel, and making such other reasonable investigations as the Underwriters deem necessary and appropriate under the circumstances; and
     iv. Performing financial analysis of the Company and comparisons with other companies in its industry.

     (c) The Underwriters intend to conduct the Underwriting only after execution of the Underwriting Agreement, which will include definitive terms of the engagement, customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all satisfactory to the Underwriters in their sole discretion. The Underwriters' willingness to execute the Underwriting Agreement and conduct the Underwriting will be subject to the approval of their respective Commitment Committees and to their satisfaction, in their sole discretion and judgment, with a number of other factors, including, but not limited to the following:

     i. there being no material adverse change in the condition or operation of the Company or York;
     ii. satisfactory disclosure of all relevant financial information in the disclosure documents and determination that the sale of the Securities is reasonable given such disclosures;

Mr. Charles Pearson
Harris Financial, Inc.
Page 3

     iii. the current financial position, earnings performance and future prospects of the Company;
     iv. receipt of a "comfort letter" from the Company's accountants and York's accountants containing no exceptions;
     v. the condition of the credit and equity markets and particularly as they relate to securities of financial institutions and the impact on the advisability of the sale of the Securities;
     vi.  there being no circumstances that would preclude the Acquisition; and
     vii. agreement that the appraisal value used to determine the Offering size is reasonable in the prevailing market conditions.

     (d) The Offering is expected to take place during the third or fourth quarters of 2000. This timing could be delayed if unexpected circumstances develop.

     (e) From the date hereof until the Offering is terminated, abandoned or consummated, the Company's and York's financial news releases and filings under the Securities Exchange Act of 1934 will be provided to the Underwriters, with ample time to comment thereon, prior to their being filed or made public.

     3.   Fees and Expenses

     (a) Concurrently with the closing of the Offering, the Company shall pay in cash to the Underwriters a fee (the "Fee") of 7% of the Underwriting's gross proceeds (including gross proceeds from the exercise of the overallotment option, if any), provided the Company and the Underwriters shall have entered into the Underwriting Agreement. Shares sold pursuant to this section shall not be subject to any fees payable pursuant to the Subscription Engagement Agreement. The exact amount of such Fee will be negotiated just prior to execution of the Underwriting Agreement, but shall not exceed 70% of the gross proceeds of the Underwriting. The Fee is to be paid by means of a discount from the Public Offering Price described in the preliminary term sheet attached hereto, or, at Underwriters' option, as a cash fee at the closing of the Offering. The Underwriters agree that the Fee is contingent on the closing of the purchase and sale of Securities pursuant to the Underwriting, and the Company will not be obligated to pay the Fee unless the sale of such Securities is consummated.

     (b) The Company agrees to "carve-out" $75 million of the Common Stock for the sale by the Underwriters. In the event, however, that all such shares are unavailable for sale of the Securities are sold in the subscription and community offerings (including any syndicated community offering), the Company agrees to pay the Underwriters a standby fee of 1.5% of the Expected Gross Proceeds described in the preliminary term sheet attached hereto as compensation for acting as standby underwriters. In the event that the amount of shares to be sold in the Underwriting is less than the amount described in the preliminary term sheet, the Company will pay the Underwriters a fee equal to 1.5% of the difference between the Expected Gross Proceeds and actual gross proceeds provided the Company and the Underwriters shall have entered into the Underwriting Agreement. No fee shall be payable under this Section 3(b) unless the Company's registration statement to issue and sell the Securities has been declared effective by the SEC.

Mr. Charles Pearson
Harris Financial, Inc.
Page 4

     (c) The Company also agrees to reimburse the Underwriters for their expenses incurred in connection with their services under this Agreement whether or not the Offering is consummated, including the fees and disbursements of Underwriters' legal counsel (the "Expense Reimbursement"). The Underwriters agree not to incur counsel fees relating to the Public Offering (excluding the out-of-pocket expenses of legal counsel and any Blue Sky fees and expenses) in excess of $50,000 without the prior consent of the Company. The Expense Reimbursement will be billed to the Company and be payable at the closing or termination of the Offering.

     (d) The Company acknowledges and agrees that it will be responsible for and shall pay all costs and expenses incident to the purchase, sale and delivery of Securities in the Offering, including, without limitation, all fees and expenses of filing with the Securities and Exchange Commission and the National Association of Securities Dealers ("NASD"); all Blue Sky fees and expenses; fees and disbursements of counsel and accountants for the Company; printing and advertising costs and the road show costs and expenses of Underwriters and Company personnel. York and the Company will also be responsible for all costs of York related to the Acquisition and Offering.

     4.   Information to be Supplied; Confidentiality

     (a) In connection with Underwriters' activities on behalf of the Company, the Company and York will furnish the Underwriters with all financial and other information regarding the Company that they reasonably believe appropriate to their engagement (all such information so furnished by the Company and York, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Company and York will provide the Underwriters with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company and York. The Company recognizes and agrees that the Underwriters:

     i. will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the information or such other information;
     ii. do not assume responsibility for the accuracy of the Information or such other information; and
     iii. will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

     (b) The Underwriters will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that the Underwriters are legally required to make disclosure

Mr. Charles Pearson
Harris Financial, Inc.
Page 5

of any of the Information, they will give notice to the Company prior to such disclosure, to the extent that they can practically do so.

The foregoing paragraph shall not apply to information that:

     i. at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or the Underwriters or its affiliates conduct business, other than as a direct result of a breach by the Underwriters of their obligations under this Agreement;
     ii. prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, the Underwriters or any of their affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to the Underwriters or their affiliates other than from the Company;
     iii. at the time of disclosure by the Company or thereafter, is obtained by the Underwriters or any of their affiliates from a third party who the Underwriters reasonably believe to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or
     iv.  is independently developed by the Underwriters or its affiliates.

     (c) Nothing in this Agreement shall be construed to limit the ability of the Underwriters or their affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

     (d) The Company acknowledges that all advice (written or oral) given by the Underwriters to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board and committee meeting minutes, no advice (written or oral) of the Underwriters hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to the Underwriters be made by the Company (or such persons), without the prior written consent of the Underwriters.

5.   Blue Sky

Mr. Charles Pearson
Harris Financial, Inc.
Page 6

     The Underwriters and the Company will need to obtain or confirm exemptions, qualifications, or registrations of the Securities under applicable state securities laws and NASD policies. The cost of legal work and related filing fees will be paid by the Company. The Company will cause the legal counsel preparing such services to prepare a Blue Sky memorandum related to the Offering, including the Underwriters' participation therein and shall furnish a copy addressed to the Underwriters.

     6.   National Association of Securities Dealers Matters

     The Underwriters have an obligation to file certain documents and make certain representations to the NASD in connection with the Offering. The Company will provide such information as may be needed for compliance with NASD requirements. The Underwriters are and will remain through completion of the Offering members in good standing of the NASD and will comply with NASD requirements.

     7.   Market Making and Research

     The Underwriters agree to use their best efforts to maintain a market in the Securities and to provide research coverage of the Company for at least three years so long as the Securities are publicly traded.

     8.   Indemnification, Contribution and Limitation of Liability

     The Company agrees to indemnify the Underwriters and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and agrees to the other provisions of Appendix I, which is incorporated herein by this reference, regardless of whether the proposed Underwriting is consummated.

     9.   Obligations

     Except as set forth below, this engagement letter is merely a statement of intent. It is not intended to constitute a binding agreement to enter into an underwriting agreement. While the parties agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out arrangements regarding the Underwriting, any legal obligations between the Underwriters and the Company shall be only those set forth in (i) section 3, regarding services, payment of fees and reimbursement of expenses; (ii) section 4, regarding information to be supplied and confidentiality; (iii) section 8 regarding indemnification, contribution and liability; and (iv) as set forth in a duly negotiated and executed Underwriting Agreement.

     10.  Independent Contractors; No Fiduciary Duty

     The Company acknowledges and agrees that it is a sophisticated business enterprise and that the Underwriters have been retained pursuant to this Agreement to act as financial advisors to the Company solely with respect to the matters set forth herein. In such capacity, the

Mr. Charles Pearson
Harris Financial, Inc.
Page 7

Underwriters shall act as independent contractors, and any duties of the Underwriters arising out of the engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

     11.  Beneficiaries

     This Agreement shall inure to the sole and exclusive benefit of the Underwriters and the Company and the persons referred to in Appendix I and their respective successors and representatives. The obligations and liabilities under this Agreement shall be binding upon the Underwriters and the Company.

     12.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. Any dispute hereunder shall be brought in a court in the Commonwealth of Pennsylvania.

     13.  Amendments

     This Agreement may be modified or amended, or its provisions waived, only by an instrument in writing signed by the person or persons against whom enforcement of this modification, amendment or waiver is sought.

     14.  Announcements of Underwriters

     If the Underwriting is consummated, the Underwriters may, at their option and expense, place an announcement in such newspapers and periodicals as they may choose stating that they have so acted, and the capacity in which they acted.

     15.  No Commitment

     This Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of the Underwriters or any of their affiliates to purchase or to sell any securities or to provide any financing, and does not ensure the successful arrangement or completion of the Offering, including Underwriting.

     16.  Entire Agreement

     This Agreement constitutes the entire Agreement between the parties relating to the Underwriting.

Mr. Charles Pearson
Harris Financial, Inc.
Page 8

     17.  Severability

     If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Agreement shall be severable.

     18.  Headings

     The descriptive headings of the paragraphs, subparagraphs and Appendixes of this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

     19.  Failure or Delay; No Waiver

     It is understood and agreed that failure or delay by either the Company or the Underwriters in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

     20.  Waiver of Trial by Jury

     EACH OF THE UNDERWRITERS AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Mr. Charles Pearson
Harris Financial, Inc.
Page 9

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Agreement. We look forward to working with you toward the successful conclusion of this engagement.

Very truly yours,
                                             Confirmed and accepted as of
                                             this ____ day of _____, 2000


RYAN, BECK & CO., INC.                       HARRIS FINANCIAL, INC.

    /s/ B. A. Plotkin                            /s/ Charles Pearson
By: -------------------------------------    By: ------------------------------
    Ben A. Plotkin                                Charles Pearson
    President & Chief Executive Officer           President & Chief Executive
                                                  Officer


LEGG MASON WOOD WALKER, INCORPORATED.


By:  /s/ Mark C. Micklem
     ------------------------------------
     Mark C. Micklem

     _____________________________________
     Managing Director

Corpfin/Banks/Harris/Public Offering Engagement Letter

                                  APPENDIX I
                                  ----------

The Company agrees to indemnify and hold harmless the Underwriters, their officers, directors, employees, agents, and counsel, and each person, if any, who controls the Underwriters within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934, against any loss, liability, claim, damage, and expense whatsoever (which shall include, but not be limited to amounts incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim or investigation whatsoever and any and all amounts paid in settlement of any claim or litigation), as and when incurred, arising out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in
(A) any preliminary prospectus, the registration statement filed with the Securities and Exchange Commission, or the prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto or in any document incorporated by reference therein or required to be delivered with any preliminary prospectus or the prospectus or (B) in any application or other document or communication (collectively called an "application") executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the securities being sold under the "blue sky" or securities laws thereof or filed with the Securities and Exchange Commission or any securities exchange; unless such statement or omission was made in reliance upon and in conformity with written information concerning the Underwriters, the underwriting agreement or the compensation of the Underwriters furnished to the Company by or on behalf of the Underwriters expressly for inclusion in any preliminary prospectus, the registration statement, or the prospectus, or any amendment or supplement thereto, or in any application, as the case may be, or (ii) any breach of any representation, warranty, covenant, or agreement of the Company contained in the underwriting agreement. For purposes of this section, the term "expense" shall include, but not be limited to, counsel fees and costs, court costs, out-of-pocket costs and compensation for the time spent by the Underwriters' directors, officers, employees and counsel according to his or her normal hourly billing rates. The indemnification provisions shall also extend to all affiliates of the Underwriters, their respective directors, officers, employees, legal counsel, agents and controlling persons within the meaning of the federal securities laws. The foregoing agreement to indemnify shall be in addition to any liability the Company may otherwise have to the Underwriters or the persons entitled to the benefit of these indemnification provisions.

The Underwriters agree to indemnify and hold harmless the Company, its directors, officers who signed the registration statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) above, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement (or any amendment thereto) or any preliminary prospectus or the prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information about the Underwriters, the underwriting agreement, or the compensation of the Underwriters, furnished to the Company by the Underwriters expressly for use in the registration statement (or any amendment thereto) or such preliminary prospectus or the prospectus (or any amendment or supplement thereto).

An indemnified party shall give prompt notice to the indemnifying party if any action, suit, proceeding or investigation is commenced in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve the indemnifying party from its obligations to indemnify hereunder. If it so elects within a reasonable time after receipt of such notice, an indemnifying party may assume the defense of such action, including the employment of counsel satisfactory to the indemnified parties) and payment of all expenses of the indemnified party in connection with such action. Such indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action or the indemnifying party shall not have promptly employed counsel satisfactory to such indemnified party or parties or such indemnified party or parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other indemnified parties which are different from or additional to those available to one or more of the indemnifying parties, in any of which events such fees and expenses shall be borne by the indemnifying party and the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties. The Company shall be liable for any settlement of any claim against the Underwriters (or their directors, officers, employees, affiliates or controlling persons), made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the written consent of the Underwriters, settle or compromise any claim against it based upon circumstances giving rise to an indemnification claim against the Company hereunder unless such settlement or compromise provides that the Underwriters and the other indemnified parties shall be unconditionally and irrevocably released from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the Underwriters, on the other hand, shall contribute to the amount paid or payable by such indemnified persons as a result of such loss, liability, claim, damage and expense in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the Underwriting, and also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements, acts or omissions which resulted in such loss, liability claim, damage and expense, and any other relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation or omission shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission. Notwithstanding the foregoing, the Underwriters shall not be obligated to contribute any amount hereunder that exceeds the amount of the underwriting discount retained by it.

The indemnity and contribution agreements contained herein are in addition to any liability which the Company may otherwise have to the Underwriters.

Neither termination nor completion of the engagement of the Underwriters nor any investigation made by or on behalf of the Underwriters shall affect the indemnification obligations of the Company or the Underwriters hereunder, which shall remain and continue to be operative and in full force and effect.

                            Harris Financial, Inc.
                                 Common Stock
            Preliminary Summary of Principal Terms of Underwriting


Issuer:                       Harris Financial, Inc.

Security                      Common Stock

Underwritten Size:            The Underwriters intend to purchase all shares
                              required to be sold pursuant to independent appraisal and applicable regulations that have not otherwise been sold in the subscription, local community offering or otherwise issued as merger exchange shares issued to York. Subject to the subscription rights exercised by Harris depositors, the Company agrees to "carve-out" $75 million of the Common Stock for sale by the Underwriters.

Overallotment Option:         15% of Underwritten Size

Public Offering Price:        Expected to be $10 per share

Underwriting Discount:        Expected to be 7% of gross proceeds, including
                              overallotment shares, if any.

Expected Gross Proceeds:      $75 million